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                                Exhibit No. 11.1
                                ----------------


                         Statement of Computation of Net
                          Investment Income Per Limited
                                Partnership Unit









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                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                         STATEMENT OF COMPUTATION OF NET
                          INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT

                                                 For the Three Months             For the Six Months
                                                    Ended June 30,                  Ended June 30,
                                             --------------------------      --------------------------
                                                1998            1997            1998            1997
                                             ----------      ----------      ----------      ----------
Net Investment Income                        $   43,463      $  160,119      $   57,928      $  309,657

Percentage Allocable to Limited Partners             99%             99%             99%             99%
                                             ----------      ----------      ----------      ----------

Net Investment Income Allocable
   to Limited Partners                       $   43,029      $  158,518      $   57,349      $  306,560
                                             ==========      ==========      ==========      ==========

Weighted Average Number of Limited
   Partnership Units Outstanding              1,020,142       1,104,881       1,020,142       1,104,881
                                             ==========      ==========      ==========      ==========

Net Investment Income Per Limited
   Partnership Unit                          $      .04      $      .14      $      .06      $      .28
                                             ==========      ==========      ==========      ==========